Exhibit 10.4.2

[FORM OF DIRECTOR OPTION AGREEMENT]

[date]

[name and address of optionee]

Dear [  ]:

You are granted, effective as of   , 20  (the “Option Grant Date”), options (the “Options”) to purchase shares of common stock, $0.001 par value (the “Options Shares”), of Ventiv Health, Inc. (the “Corporation”), pursuant to the Ventiv Health, Inc. 1999 Stock Incentive Plan (the “Plan”). The Options are subject to the terms and conditions set forth below and in the Plan, and made a part of this Stock Option Agreement (the “Agreement”). Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

1.  Exercise Price:  $       per Option Share.

a.	Number of Option Shares:

b.	Type of Option: Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

c.	Vesting: The options will become vested in accordance with the following schedule provided that you are still a member of the Board of Directors of the Corporation on the applicable vesting date.

Date	Number of Shares

If the Corporation is acquired, whether through merger, sale of substantially all of its assets or otherwise, all unvested options shall vest and become exercisable immediately prior to the acquisition of the Corporation. Without limiting the foregoing, the acquisition by any person or group of the majority of the voting equity securities of the Corporation shall constitute an “acquisition” of the Corporation. Except as otherwise provided herein, vesting of options ceases upon the date (the “Termination Date”) that you are no longer a member of the Board of Directors of the Corporation (the “Board). Notwithstanding the foregoing, all such Options shall become fully vested and exercisable in the event of your death or disability while you are a member of the Board of Directors of the Corporation.

2.	Registration Under Federal and State Securities Laws: The Options may not be exercised and the Corporation is not required to deliver the Option Shares deliverable upon any such exercise unless such Option Shares have been registered under Federal and applicable state securities laws, or the delivery of such Option Shares is then exempt from such registration requirements.

3.	Forfeiture of Options: The Options are subject to forfeiture in accordance with Section 7.1(i) of the Plan.

4.	Expiration Date: The Options expire three months after the Termination Date, except if the Optionee is no longer a member of the Board of Directors of the Corporation by reason of death or Disability, in which case the vested portion of the Options expire one year after the Termination Date. Subject to earlier termination as provided in this Agreement and the Plan, the Options expire on [ten years from grant date], unless earlier exercised.

Please acknowledge your acceptance of this Ventiv Health, Inc. nonqualified Stock Option Agreement by signing in the space below. Return the original signed Agreement in the envelope provided and retain the copy of the Stock Option Agreement for your records. Vested options are not exercisable without a signed Agreement and Insider Trading Policy Acknowledgement on file.

The Corporation by its duly authorized officer agrees to the terms and conditions of this Agreement and of the plan.

_______________________________________________
John Emery
Chief Financial Officer, Ventiv Health, Inc.

The Optionee accepts the Option subject to the terms and conditions of the Plan and this Agreement.

________________________________________________  ___________________
[name]          Date